Exhibit 3.145

CERTIFICATE OF INCORPORATION

OF

SHERWOOD INTERNATIONAL HOLDINGS, INC.

FIRST: The name of the corporation is: Sherwood international Holdings, Inc.

SECOND: The address of its registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware, 19805, County of New Castle. The corporation’s registered agent at that address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful actor activity for which corporations may be organized under the General Corporation Law of tie State of Delaware as the same may be amended from time to time (“GCL”).

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is 1000 shares of common stock, S.0l par value.

FIFTH: The name dad mailing address of the incorporator is Barry J. Fischer, do Altheimer & Gray, 10 South Wacker Drive, Suite 4000, Chicago, Illinois 60606.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

SEVENTH: The election of directors need not be by written ballot.

EIGHTH: Indemnification.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Prodding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect m employee benefit plans, whether the basis of such Proceeding is alleged action or inaction in an official capacity as a director, officer or trustee or in day other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the GCL, as the same exists as of the date hereof or as may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide both prior to such amendment and as of the data hereof), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who leas ceased to be a director, officer or trustee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this ARTICLE EIGHTH shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in connection with any such Proceeding in advance of its final disposition; prow dad, however, that, if the GCL requires, the payment of such expenses incurred by a director or officer in Iris or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to as employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this ARTICLE EIGHTH or otherwise. The corporation may, by action of the Board, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors, officers and trustees.

(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this ARTICLE EIGH~’H is not paid in full by the corporation within thirty days after written notice thereof has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any Proceeding in advance of its final disposition where the required undertaking, if any is regained, has been tendered to the corporation, and as to any such other action as to which it shall not be a defense) that the claimant has not met the standards of conduct which make it permissible under the GCL for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including the Board, independent legal counsel, or its stockholders) to have made a determination or to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct under the GCL, nor an actual determination by the corporation (including the Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Non-Exclusivity of Right. The rights to indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition conferred in this ARTICLE EIGHTH shall not be (and they shall not be deemed to be) exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(d) Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, trustee, employee or agent of the corporation or another corporation, or of a partnership, joint venture, trust or other enterprise against any expense, liability or loss (as such terms are used in this ARTICLE EIGHTH), whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

(e) Impairment of Existing Rights. Any repeal or modification of this ARTICLE EIGHTH shall not impair or otherwise affect any rights, or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

(f) Construction and Presumption. This ARTICLE EIGHTH shall be liberally construed in favor of indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition and there shall be a rebuttable presumption that a claimant ender this ARTICLE EIGHTH is entitled to such indemnification and the corporation shall bear the burden of proving by a preponderance of the evidence that such claimant is not so entitled to indemnification.

(g) Confidentiality. Any finding that a person asserting a claim for indemnification pursuant to this ARTICLE EIGHTH is not entitled to such indemnification, and any information which may support such finding, shall be held in confidence to the extent permitted by law and shall not be disclosed to any third party.

(h) Severability. If any provision of this ARTICLE EIGHT= shall be deemed invalid or unenforceable, the corporation shall remain obligated to indemnify and advance expenses subject to all those provisions of this ARTICLE EIGHTH which are not invalid or unenforceable.

NINTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this ARTICLE NINTH shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit, No amendment to or repeal of this ARTICLE NINTH shall apply to or have any effect on the Liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

THE UNDERSIGNED, being the incorporator hereinabove named, for the purposes of forming a corporation pursuant to the GCL, does her unto set his hand this 2nd day of December, 1999.

/s/ Barry J. Fischer
Barry J. Fischer, Incorporator

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

SHERWOOD INTERNATIONAL HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of the entire board of directors filed with the minutes of the Board, have adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of Sherwood International Holdings Inc. amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

FIRST. The name of the corporation shall be: SunGard Sherwood Systems Holdings (US) Inc.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 22S of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment shall be effective on October 31, 2003 at 11:59 PM EST.

IN WITNESS WHEREOF, said Sherwood International Holdings, Inc. has caused this certificate to be signed by Michael J. Ruane, its Assistant Vice President, this 30th day of October, 2003.

SHERWOOD INTERNATIONAL HOLDINGS, INC.

/S/ Sara G. Armstrong
Sara G. Armstrong, Asst, Vice President

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

* * * * *

SUNGARD SHERWOOD SYSTEMS HOLDINGS (US) INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board of Directors, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the name of the Corporation shall be changed from SUNGARD SHERWOOD SYSTEMS HOLDINGS (US) INC. to SUNGARD iWORKS HOLDINGS P&C (US) INC. by the filing, with the appropriate offices, of an amendment to the Certificate of Incorporation of SUNGARD SHERWOOD SYSTEMS HOLDINGS (US) INC. changing the First Article thereof so that, as amended, said Article shall be and read as follows:

“First: The name of the corporation is: SunGard iWORKS Holdings P&C (US) Inc.”

SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on December 29, 2006 at 11:59 PM.

IN WITNESS WHEREOF, the said SunGard SHERWOOD SYSTEMS HOLDINGS (US) Inc. has caused this certificate to be signed by M. Michael Zuckerman, its Assistant Vice President this 19th of December, 2006.

SUNGARD SHERWOOD SYSTEMS HOLDINGS (US) INC.

By:	/s/ M. Michael Zuckerman
M. Michael Zuckerman, Assistant Vice President